Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report dated October 13, 2010 which is included in the Annual Report on Form 10-K for the year ended June 30, 2010 of Golden Century Resources Limited (formerly Golden Century Technologies Corporation).

/s/ “MANNING ELLIOTT LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 13, 2010